Exhibit 10.1

To:	LIVANOVA PLC a company incorporated in England and Wales with registration number 09451374 (the “Company”)

From:     BARCLAYS BANK PLC as Agent
Date: 9 April 2020
Dear Sirs/Madams
LIVANOVA PLC ‑ AMENDMENT LETTER

1.	BACKGROUND

(a)
We refer to the facility agreement dated 26 March 2019 and made between (1) LivaNova plc as Company, (2) Bank of America Merrill Lynch International DAC, Barclays Bank plc, BNP Paribas, London Branch, and Intesa Sanpaolo S.P. as Arranger, Bookrunners and Original Lenders, (3) Bank of America Merrill Lynch International DAC as Documentation Agent and Co-ordinator and (4) Barclays Bank plc as Agent (the “Facility Agreement”).

(b)	This Letter is supplemental to and amends the Facility Agreement.

(c)
The Company has requested that the Finance Parties agree to certain amendments to the Facility Agreement. Pursuant to clause 33 (Amendments and Waivers) of the Facility Agreement, the Majority Lenders have consented to the amendments contemplated by this Letter. Accordingly, the Agent is authorized to execute this Letter on behalf of the Finance Parties.

2.	DEFINITIONS AND INTERPRETATION

2.1	Definitions
In this Letter terms defined in, or construed for the purposes of, the Facility Agreement have the same meanings when used in this Letter (unless the same are otherwise defined in this Letter):
“Amended Facility Agreement” means the Facility Agreement as amended pursuant to paragraph 3.1 (Amendments) of this Letter; and
“Effective Date” means the date of your acknowledgment of this Letter.

2.2	Paragraphs

(a)	In this Letter, any reference to a “paragraph” or “schedule” is, unless the context otherwise requires, a reference to a paragraph or schedule of this Letter.

(b)	Paragraph and schedule headings are for ease of reference only.

2.3	Continuing obligations
Subject to the provisions of this Letter:

(a)	the Facility Agreement and all the other Finance Documents shall remain in full force and effect;

(b)	as from the Effective Date, the Facility Agreement shall be read and construed as one document with this Letter; and

(c)
nothing in this Letter shall constitute or be construed as a waiver (save as specifically and expressly waived under paragraph 3 of this Letter) or release of any right or remedy of a Finance Party under the Finance Documents, nor otherwise prejudice any right or remedy of a Finance Party under the Facility Agreement or any other Finance Document.

3.	AMENDMENTS, CONFIRMATIONS AND FURTHER ASSURANCE

3.1	Amendments
With effect from the Effective Date, the Facility Agreement shall be amended in accordance with schedule 1 (Amendment) to this Letter.

3.2	Further assurance
The Company shall, at the request of the Lender and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Letter.

3.3	Waivers
The Agent, on behalf of and acting on the instructions of the Majority Lenders, hereby waives any Event of Default occurring on or prior to 31 December 2020:

(a)
arising under Clause 21.10 (Cessation of business) or Clause 21.13 (Expropriation) of the Amended Facility Agreement caused directly by any suspension of business by any Material Subsidiary or temporary closure of any Material Subsidiary’s manufacturing plants, in each case lasting no more than 45 days in aggregate in the financial year ending on 31 December 2020, resulting from mandatory orders or restrictions imposed by any government or local authority as a result of the COVID-19 pandemic; and

(b)
under Clause 21.16 (Material adverse change) by virtue of any event or circumstance directly caused by the COVID-19 pandemic, as it currently exists as at the date hereof (and taking into account its anticipated development).

4.	REPRESENTATIONS AND RELIANCE

4.1	Representations
The Company makes the Repeating Representations (as defined in the Amended Facility Agreement) in relation to itself and, where relevant, each of its Subsidiaries on the Effective Date, by reference to the facts and circumstances existing at that date and assuming, in respect of paragraph (a) of Clause 17.11 (No default), the waivers set out in paragraph 3.3 of this Letter have been granted.

4.2	Reliance
The Company acknowledges that the Lender has entered into this Letter in full reliance on the representations and warranties made by it in the terms stated in this paragraph 4.

5.	COSTS AND EXPENSES
In accordance with clause 16 (Amendments Costs) of the Facility Agreement, the Company shall within three Business Days of demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to the Company’s request and in connection with the negotiation, preparation, printing and execution of this Letter and any other documents referred to in this Letter.

6.	MISCELLANEOUS

6.1	Counterparts
This Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

6.2	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document, a person (other than a Finance Party) who is not a party to this Letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Letter.

(b)	Subject to clause 33 (Amendments and Waivers) of the Facility Agreement, the consent of any person who is not a party to this Letter is not required to rescind or vary this Letter at any time.

6.3	Finance Document
The Agent and the Company agree that this Letter is a Finance Document.

6.4	Governing law
This Letter and any non‑contractual obligations arising out of or in connection with it shall be governed by English law.
Please confirm your agreement to the above by signing and returning the enclosed copy of this Letter.
Yours faithfully
/s/ Lisa Mariconda
Lisa Mariconda
Assistant Vice President
IB Wholesale Lending Operations
For and on behalf of
BARCLAYS BANK PLC as Agent

SCHEDULE 1: AMENDMENT

1.	AMENDMENT
The Facility Agreement will be amended as follows:

A.	The following definition shall be inserted in clause 1.1 (Definitions) of the Facility Agreement:
“First Amendment Date” means 9 April 2020.

B.	Paragraphs (a) and (b) of Clause 19.1 (Financial Condition) of the Facility Agreement shall be deleted and replaced with the following:
19.1     Financial condition

(a)	Consolidated Net Financial Indebtedness to Consolidated EBITDA:

(i)
Save for the exception provided in the following paragraph, the Company shall ensure that Consolidated Net Financial Indebtedness as at any Accounting Date shall not be more than 2.50 times the Consolidated EBITDA for the applicable Test Period ending on that Accounting Date.

(ii)
During the period from the First Amendment Date to and including the day on which the Compliance Certificate for the financial year ending on 31 December 2020 is (A) delivered or (B) required to be delivered by the Company in accordance with Clause 18.2 (Compliance Certificate) of the Facility Agreement, the Company shall ensure that Consolidated Net Financial Indebtedness as at any Accounting Date during that period shall not be more than 3.50 times the Consolidated EBITDA for the applicable Test Period ending on that Accounting Date.

(b)	Consolidated EBITDA to Consolidated Total Net Interest Payable:

(i)
Save for the exception provided in the following paragraph, Consolidated EBITDA for the applicable Test Period ending on an Accounting Date shall not be lower than 6.30 times the Consolidated Total Net Interest Payable for that Test Period.

(ii)
During the period from the First Amendment Date to and including the day on the earlier of which the Compliance Certificate for the financial year ending on 31 December 2020 is (A) delivered or (B) required to be delivered by the Company in accordance with Clause 18.2 (Compliance Certificate) of the Facility Agreement, Consolidated EBITDA for the applicable Test Period ending on an Accounting Date shall not be lower than 5 times the Consolidated Total Net Interest Payable for that Test Period.

[ON COPY]
To:    BARCLAYS BANK PLC as Agent
We acknowledge, agree and accept the above terms:

/s/ Thad Huston
For and on behalf of
LIVANOVA PLC

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